FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
AMENDMENT NO. 4 to

ANNUAL REPORT
of
PROVINCE OF SASKATCHEWAN
CANADA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2008

SECURITIES REGISTERED*
 (As of close of fiscal year)

Title of issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

*The Registrant is filing this annual report on a voluntary basis.

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

DANIEL SULLIVAN Canadian Consul General Canadian Consulate 1251 Avenue of the Americas New York, N.Y. 10020
or
GLENN CAMPBELL Canadian Consulate 1251 Avenue of the Americas New York, N.Y. 10020
Copies to:
DOUG MATTHIES Deputy Minister of Finance Ministry of Finance Province of Saskatchewan 2350 Albert Street Regina, Saskatchewan Canada S4P 4A6		JOHN W . WHITE Cravath, Swaine - Moore Worldwide Plaza 825 Eighth Avenue New York, N.Y. 10019

This amendment to the Province of Saskatchewan's (the "Province") Annual Report on Form 18-K for the year ended March 31, 2008 is being filed to include as exhibits to such Form 18-K:  (l)  2008-09 Volume 1 Public Accounts
                                                                            (m)  2009-2010 Saskatchewan First Quarter Financial Report
                                                                            (n)  2009-2010 Government Savings News Release

* This amendment to the annual report comprises:

(1) Pages numbered 1 to 4 consecutively.

(2) The following exhibits:

        Exhibit  (l):     2008-09 Volume 1 Public Accounts
                     (m):    2009-2010 Saskatchewan First Quarter Financial Report
                     (n):    2009-2010 Government Savings News Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Regina, Saskatchewan, on the 20th day of October, 2009.

PROVINCE OF SASKATCHEWAN
By /s/ Dennis Polowyk Name: Dennis Polowyk Title: Assistant Deputy Minister Treasury and Debt Management Division Ministry of Finance

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EXHIBIT INDEX

EXHIBIT (l):  2008-09 Volume 1 Public Accounts
                 (m):  2009-2010 Saskatchewan First Quarter Financial Report
                 (n):  2009-2010 Government Savings News Release

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